Exhibit 99.1
ISBA Announces Fourth Quarter 2014 Dividend
Mt. Pleasant, Michigan, December 2, 2014 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced today that the Corporation's Board of Directors declared a fourth quarter cash dividend of $0.23 per share – a 4.55% increase from the previous quarter and a 9.52% increase from the fourth quarter 2013 – at its regular meeting held on November 26, 2014. The Corporation has recorded more than 30 consecutive years of dividend growth. The dividend will be payable on December 31, 2014 to shareholders of record as of December 22, 2014. The closing stock price for ISBA on November 26, 2014 was $22.45.

The Corporation’s subsidiary, Isabella Bank, was recently awarded and recognized as a top-performing bank by the Independent Community Bankers of America in their annual “Best of the Best” listing. Isabella Bank ranked in the top 25 for 2013 return on equity for financial institutions with assets over $1 billion.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc.